EXHIBIT 10.4

APRIL 24, 2003

EXCLUSIVE

PATENT AND KNOW HOW LICENSE AGREEMENT

BY AND BETWEEN

PHARMASSET, LTD (LICENSOR)

AND

PRIMAGEN HOLDING B.V. (LICENSEE)

concerning Pharmasset’s

Mitochondrial Toxicity Technology

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

SCHEDULE 1 –	Definitions

SCHEDULE 2 –	Patent rights (applications)

SCHEDULE 3 –	Parameters to Support Measuring Efforts

SCHEDULE 4 –	Running Royalty from Direct Sale

SCHEDULE 5 –	Stock Option Agreement

This Agreement is made the 24th day of April 2003

Between:

1.	PHARMASSET, LTD, an International Business Company incorporated and existing under the laws of Barbados with US research laboratories located at 1860 Montreal Road, Tucker, GA 30084, USA. (“Licensor”),

and

2.	PRIMAGEN HOLDING B.V., a limited liability company incorporated and existing under the laws of the Netherlands, having its registered office at Meibergdreef 59, 1105 BA Amsterdam (“Primagen”);

(Licensor and Licensee hereinafter referred to as “Party” or collectively “Parties”)

WHEREAS:

i.	Licensor has filed certain patent applications and owns trade secret and substantial know-how relating to mitochondrial toxicity technology (the “Technology Rights”, as defined hereinafter);

ii.	Primagen is engaged in the research, development, commercialization and exploitation of processes and products in the field of amongst others diagnostics and is interested in obtaining from Licensor the exclusive right to use and apply the Technology Rights;

iii.	Licensor is willing to license to Primagen the exclusive right to use and apply the Technology Rights, subject to the terms and conditions set forth hereinafter;

iv.	In addition to certain patent recovery and royalty payments, Primagen in return is willing to grant Licensor the option to acquire a certain number of shares of the common stock of Primagen, , all as described and subject to the terms and conditions set forth hereinafter,

NOW, THEREFORE, in consideration of the premises and the terms and conditions contained in this Agreement and other good and valuable consideration the receipt and

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sufficiency of which is hereby acknowledged, Licensor and Primagen, intending to be legally bound, have agreed as follows:

ARTICLE 1	DEFINITIONS

1.1	Definitions. In this Agreement the capitalized words and expressions shall have the meanings set out in Schedule 1 hereto.

1.2	Interpretation. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this Agreement. The word “including” when used herein is not intended to be exclusive and means “including, without limitation.” References herein to an article, section, schedule or exhibit shall refer to the appropriate section, subsection, clause, schedule or exhibit in or to this Agreement. The headings of the articles, sections, schedules and exhibits of this Agreement are intended merely to facilitate reference and shall have no bearing upon the interpretation of any of the provisions of this Agreement.

ARTICLE 2	GRANT OF EXCLUSIVE LICENSE

2.1	Exclusive Worldwide License. Licensor hereby grants to Primagen, and Primagen hereby accepts from Licensor, a sole and exclusive and royalty bearing license, with the right to sublicense, in the Territory, under the Technology Rights during the Term of this Agreement, to research, develop, make, have made, use, import, export, market and sell Products and to practice and have practiced Processes, without any limitations except for those limitations expressly set forth herein.

2.2

Intellectual Property Rights, Improvements and Grant Back. All intellectual and/or industrial property rights in work or resulting from work done by or on behalf of Primagen pursuant to this Agreement, whether or not in collaboration with Licensor or any of its Affiliates, or with respect to Improvements, shall exclusively vest in Primagen. Primagen shall grant back to Licensor a non-transferable,

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non-exclusive right to utilize and practice any and all Improvements, as if and when originated, for the lifetime of any patents, but only for the Authorized Purpose.

2.3	Expression of No Interest. Notwithstanding the exclusive rights granted to Primagen under Section 2.1, Licensor shall have the non-transferable non-exclusive right to utilize and practice the Technology Rights for such commercial purposes, in those parts of the Territory and field of use in which, but only if, as and when, Primagen has affirmatively expressed a lack of commercial interest. It is expressly understood and agreed that Primagen shall only be obliged to make such expression whether or not it is interested, within sixty (60) calendar days of Licensor’s specific request that Primagen expresses whether or not it is interested.

2.4	Non-exclusive Retained License. Licensor, on behalf of itself and its Affiliates, reserves the non-exclusive, non-transferable, right to utilize and practice the Technology Rights solely for the purpose of its Core Business, including the right to collaborate with Third Parties to strengthen Licensor’s Core Business only (the “Authorized Purpose”), and provided always that said collaborator(s) will be bound by confidentiality undertakings which provide at least as much protection to Primagen as those of this Agreement and preventing disclosure of the Technology Rights at all times, except as may be permitted by Primagen. Except for the Authorized Purpose and as provided under Section 2.3, and irrespective of anything to the contrary herein, it is expressly understood and agreed that neither Licensor nor any of its Affiliates shall have the right to utilize or practice, or grant or allow Third Parties to utilize or practice, the Technology Rights for any commercial, for-profit purpose or any other purpose that will enable such Third Party to compete with Primagen or any of its Affiliates or Sublicensees or that may otherwise conflict with or may be to the detriment of Primagen’s interest, as such interest is determined by Primagen. No agreement concerning any permitted collaboration shall relieve Licensor of any of its obligations under this Agreement.

2.5	Non assertion. During the Term of this Agreement and so long as Primagen has not committed any material breach of any obligation that allows Licensor to terminate this Agreement pursuant to Section 14.2.2, neither Licensor nor any of its Affiliates shall assert any of the Technology Rights licensed hereunder against Primagen to prevent Primagen or any of its Affiliates or Sublicensees from practicing the rights granted to Licensee pursuant to this Agreement.

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ARTICLE 3	KNOW HOW AND MATERIALS

3.1	Delivery of Know How to Primagen. Within thirty (30) days of the Effective Date, Licensor shall take substantial steps, with the assistance of Primagen, to identify the Know How and Materials, and thereafter shall promptly deliver to Primagen, at Primagen’s expense, such Know How and Materials. Thereafter, promptly after the end of each calendar year, to the end of this Agreement, Licensor shall similarly identify and at Primagen’s request deliver to Primagen, at Primagen’s expense, the Know How and Materials.

3.2	Site visits. For the purpose of facilitating disclosure to Primagen of Know How and Materials, Licensor shall permit duly authorized employees of or representatives of Primagen to visit laboratories and other Licensor’s facilities at reasonable times, convenient for all Parties involved and with reasonable notice. It is understood between the Parties, that such visits shall not be permitted to affect the normal course of work within the laboratories.

ARTICLE 4	SUBLICENSES

4.1	Right to Grant Sublicenses. Subject to the provisions of this Agreement, Primagen shall have the right to grant (exclusive and non-exclusive) sublicenses under the license granted under Section 2.1 to its Affiliates and to Third Parties. Primagen, within its sole discretion, shall determine whether or not to grant a sublicense.

4.2	Responsibility for Sublicensees. No sublicense shall relieve Primagen of any of its obligations under this Agreement. Each sublicense shall refer to and be generally consistent with this Agreement in terms of running royalty obligations and diligence requirements, and it shall at all times preserve the rights and reservations of Licensor under this Agreement. Primagen shall forward to Licensor a copy of each executed sublicense agreement within 30 (thirty) days of its execution. Licensor agrees to maintain such information about the (existence of the) sublicense agreement in confidence.

ARTICLE 5	DILIGENCE

5.1

Good Faith Commercially Reasonable Efforts. Primagen shall diligently pursue the development and commercialization, including but not limited to marketing and sales of the Products, using good faith commercially reasonable efforts in accordance with

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industry standards. The efforts of a Sublicensee and/or an Affiliate and/or a collaborator of Primagen shall be considered as efforts of Primagen. Subject to the terms of this Agreement, Primagen shall have sole discretion for making all decisions relating to the development, commercialization and marketing of any Product or Process.

5.2	Parameters to Support Measuring Efforts. If, in any calendar year, Primagen or its Affiliate and/or a Sublicensee and/or a collaborator of Primagen has performed any one of the parameters set out in Schedule 3 with respect to the Technology, then Primagen shall be deemed to have complied with Primagen’s obligations under Section 5.1.

5.3	Licensor’s Right to Terminate Agreement. If Primagen fails to comply with the obligations of Section 5.1 with respect to any calendar year following the second calendar year as of the Effective Date and, in addition, has not performed at least one of parameters set out in Schedule 3, during that same calendar year, Licensor’s sole and exclusive remedy for Primagen’s failure to comply therewith shall be the right to terminate this Agreement by written notice to Primagen within ninety (90) days after the end of the applicable calendar year, unless Primagen cures such failure prior to the expiration of thirty (30) days after such notice.

5.4	Contestation. If Primagen receives a notice under Section 5.3, Primagen shall have the right to contest such notice by requesting arbitration under Article 16, and if Primagen requests such arbitration this Agreement shall be terminated pursuant to Section 5.3 only if in such arbitration there is a final determination that Primagen has not met Primagen’s obligation under Section 5.1 in the applicable calendar year and, in addition, in such calendar year none of the events set out in Schedule 3 has occurred.

5.5	No Restrictions to Other Businesses. Licensor acknowledges that Primagen is in the business of developing, manufacturing and selling of Products and Processes and that nothing in this Agreement shall be construed as restricting such business or imposing on Primagen the duty to market, and/or sell and exploit the Products for which royalties are due hereunder to the exclusion of or in preference to any other product or process.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

ARTICLE 6	ROYALTIES AND OTHER CONSIDERATIONS

6.1	Cash Consideration. In consideration of the rights granted herein to Primagen, Licensor will be entitled to:

6.1.1	Patent and Research Recovery Fee. Primagen will pay to Licensor US $ [***] for patent and research recovery costs payable in three installments:

I. US $ 25,000 due and payable upon signing of this Agreement by the Parties

II. US $ [***] on the first anniversary of this Agreement’s Effective Date

III. US $[***] upon the granting or letter of allowance of the first Patent Right concerning the Technology in any part of the Territory.

6.1.2	Running Royalty from Direct Sale. Primagen will pay to Licensor a running royalty expressed as a percentage of Net Sales of any Products or Process by Primagen or its Affiliates, said percentage(s) being detailed in Schedule 4.

6.1.3	Running Royalty from Indirect Sale. Primagen will pay to Licensor a running royalty of [***] percent ([***]%) of all and any Considerations received from its Sublicensees to commercialize the Technology Rights.

6.1.4	Minimum Royalty. If royalty payments to Pharmasset are less than US $ [***] on December 31, 2004, or any year thereafter, Primagen shall pay Licensor a minimum royalty of US $ [***] per year during the Term of this Agreement. The minimum royalty shall be remitted within 60 days of the end of each calendar year, and provided that the minimum royalty shall not be due for any previous calendar year, if the payments referred in Section 6.1.2 and 6.1.3 due for the Accounting Period relative to the same calendar year are equal or greater than the minimum royalty.

6.2	Non-cash Consideration: Stock Option. In consideration of the rights granted herein to Primagen, upon execution of this Agreement, Primagen shall grant Licensor an option to acquire a certain number of shares of the common stock of Primagen subject to the terms and conditions laid down in the stock option agreement enclosed in Schedule 5 (the “Stock Option Agreement”).

EXCLUSIVE PATENT LICENSE PHARMASSET	CONFIDENTIAL / EXECUTION COPY APRIL 24, 2003

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

ARTICLE 7	ROYALTY STATEMENTS AND PAYMENT

7.1	Royalty Statements. With each payment, Primagen shall deliver to Licensor a full and accurate accounting of the calculation of the royalties owing hereunder to include at least the following information:

(a)	Quantity of each Product or Process subject to royalty sold (by country) by Primagen and its Affiliates;

(b)	Net Sales for each Product or Process (by country), including a detailed reconciliation from the gross invoiced sales price to Net Sales;

(c)	The calculation of the gross royalties (before deductions), for each Product or Process (by country) and any deductions, offsets and credits therefrom;

(d)	Total royalties payable to Licensor for each Product or Process (by country) and the total royalties payable to Licensor for all Products or Processes (for all countries);

(e)	Considerations received from Sublicensees as referred in Section 6.1.3;

(f)	The calculation and total royalties payable to Licensor in accordance with Section 6.1.3.

7.2	Payments. All sums payable pursuant to this shall be paid by the due date for payment as specified in this Agreement. If Primagen fails to pay any sum due under this Agreement in full by the due date for payment then Licensor may, without prejudice to any other right or remedy available to Licensor, charge interest. The interest rate shall be the three months Euribor rate, plus [***] base points, on the second business day before the relevant payment due date.

7.3

Currency and Exchange Ratio. With respect to sales (if any) of Products and Processes invoiced in EURO, the gross sales, Net Sales and/or royalties received, and royalties payable to Licensor shall be expressed in EURO. With respect to sales of Products and Processes invoiced in a currency other than EURO, the gross sales, Net Sales and/or royalties received, and royalties payable to Licensor shall be expressed in the currency of the invoice together with the EURO equivalent of the royalty

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payable, calculated using the average rate of exchange published by the ABNAMRO Bank (the Netherlands) for the ninety (90) days of the relevant Accounting Period.

7.4	Sales Tax. All sums payable pursuant to this Agreement are exclusive of any value added tax or any other sales tax or duties, which, where applicable, shall be payable by Primagen in addition.

7.5	Suspension of Payment. In the event that Licensor materially breaches this Agreement, in addition to any other remedy that Primagen may have, Primagen shall have the right to notify Licensor in writing of such breach and if such breach is not cured within 60 days thereafter, Primagen shall have the right to suspend payments under this Agreement and no further payment shall be due until such breach is cured. Payments will be accrued during any dispute and it will all become due, within 30 days of settlement or a final and binding arbitral decision, if Licensor is found not to be at fault.

7.6	Single Royalty and Non-Royalty Sales. In no event shall more than one royalty be payable under Article 6 with respect to a particular unit of Products or Processes. No royalty shall be payable under this Article 6 with respect to sales or transfers between Primagen and its Affiliate Sublicensees, to the extent permitted under this Agreement. No royalty shall be payable for (i) Products or Processes used in clinical trials (for the development of the product), (ii) Products or Processes used for research but excluding Products labelled “For Research Only” or equivalent, (iii) customary quantities of Products distributed as free samples or (iv) reasonable quantities of Products disposed of as donations to Third Parties (such as humanitarian and charitable organizations).

7.7	Royalty Relieve for Patent Expiry. A patent or patent application licensed under this Agreement shall cease to fall within the Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest dates that a Valid Patent Claim is absent.

ARTICLE 8	RECORD KEEPING AND INSPECTION

8.2

Maintenance of Records. Primagen shall, and shall procure that its (sub)licensees shall, keep at their normal place of business detailed, accurate and up to date records and books of account showing the quantity, description and value of all Products and Processes supplied by Primagen and its licensees in each country and all sums paid to Primagen by its licensees, in each case for the three (3) years next following the end

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

of the Accounting Period to which each pertains. Primagen shall ensure that such records and books of accounts are adequate to ascertain the royalties due to Licensor under this Agreement.

8.3	Inspections. Primagen shall, and shall procure that its licensees shall, make its records and books available to the extent reasonably required for inspection during normal business hours by an independent certified accountant selected by Licensor and reasonably acceptable to Primagen upon reasonable notice during normal business hours at Licensor’s expense for the sole purpose of verifying royalty statements, but in no event more than once in each calendar year. All information and data offered shall be used only for the purpose of verifying royalties; shall be treated as Primagen Confidential Information subject to the obligations of this Agreement; and disclosure by such accountant to Licensor shall be limited to the information necessary to quantify any underpayment and to identify the cause thereof, including without limitation the amount, if any, that any such royalties have been underpaid.

8.4	Underpaid Royalties. In the event that for the Accounting Period(s) inspected, Primagen has underpaid royalties then Primagen shall pay to Licensor the amount of the underpaid royalty plus interest. The interest rate shall be the three months Euribor rate, plus [***] base points, on the second business day before the relevant payment date. If the underpayment exceeds [***] percent ([***]%) of the amount that should have been paid, then Primagen shall also pay the cost of the inspection. In the event that there are three consecutive audits that indicate that Primagen has underpaid royalties in excess of [***] percent ([***]%), then thereafter the interest rate on underpayments shall be Euribor plus [***] base points and Licensor shall have the right to conduct inspections under Section 8.3 on a calendar quarter basis.

ARTICLE 9	FILING AND MAINTENANCE OF PATENT RIGHTS

9.1

Preparation, Filing, Prosecution, and Maintenance by Licensor. Except as otherwise provided in this Article 9, Licensor agrees to take responsibility for, but to consult with, Primagen in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Technology Rights and shall furnish copies of relevant patent-related documents to Primagen. Prosecution for the purposes of this Agreement shall mean all activities relating to the grant of a Patent

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Right but to exclude the enforcement of Patent Rights and other Technology Rights as provided in Article 10.

9.2	Consultation and Opportunity to Comment. Licensor and its patent attorneys or patent agents shall consult with Primagen in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Technology Rights and shall provide Primagen sufficient opportunity to comment on any document that Licensor intends to file or to cause to be filed with the relevant intellectual property or patent office that may materially affect the duration or scope of any resulting patent right within the Technology Rights.

9.3	Duty to Cooperate Fully. Primagen agrees to cooperate fully with Licensor, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Technology Rights and to provide Licensor with complete copies of any and all documents or other materials that Licensor deems necessary to undertake such responsibilities.

9.4	Expenses. All fees and out of pocket costs, including reasonable patent attorney fees, that become due and payable by Licensor as of the Effective Date in connection with the preparation, filing, prosecution and maintenance of patent applications and patents forming part of the Technology Rights shall be reimbursed by Primagen to the maximum of US $[***] per calendar year, provided that any and all such activities and costs that are anticipated to exceed US $[***] (i) shall be subject to Primagen prior approval which shall not be withheld unreasonably, and shall be deemed given if not responded to within 5 business days of Licensor’s request for approval, (ii) shall be properly accounted for by (copies of) notes and (attorneys time and billing) specifications, and (iii) if made relative to countries outside the marketing and sales scope of Primagen, shall be borne by Pharmasset unless agreed otherwise, on a case by case basis.

9.5

Discontinuance. If Licensor declines, abandons or otherwise discontinues the preparation, filing, prosecution, or maintenance of a Patent (application) with respect to inventions relating to the Technology Rights, either generally or in a specific country, and Primagen believes such a patent or patent application should be prepared, filed, prosecuted or maintained, Primagen shall notify Licensor in writing of its intent to prepare and file such patent application or undertake said prosecution

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and maintenance. If Licensor does not file such patent application or declare its intention to undertake the requested actions within thirty (30) days of the date of the notice from Primagen, Primagen shall have the right, at its own account, to prepare and file a patent application or commence or continue the preparation, filing, prosecution, or maintenance, at Primagen’s expense and Licensor shall cooperate with Primagen in accordance with Section 9.3 (as if it were Primagen).

ARTICLE 10	ENFORCEMENT OF TECHNOLOGY RIGHTS

10.1	Notice of Infringement, Misappropriation or Misuse. Primagen and Licensor agree to notify each other promptly of each infringement or possible infringement or of any misappropriation or misuse of the Technology Rights and Improvements, as well as any facts which may affect the validity, scope, or enforceability of the Technology Rights of which either Party becomes aware.

10.2	Enforcement of Rights. Primagen shall have the exclusive right to initiate and prosecute any enforcement action concerning the Technology Rights, including any interference, opposition, infringement or validity litigation, as Primagen deems fit at its own expense and in its own name, or to control the defence of any actions (including declaratory judgment actions) relating thereto. Any recovery of license fees obtained as a result of such action, whether by judgment, award, decree or settlement and that was proven to be indebted for the use of Products and Processes shall be treated as Net Sales hereunder, with Licensor being entitled to its attendant royalty as referred to in Article 6. If Primagen decides not to prosecute any enforcement action, including any interference, opposition, infringement or validity litigation, and Licensor disagrees, Licensor reserves the right to prosecute any enforcement action, including any interference, opposition, infringement or validity litigation, at Licensor’s cost. Any recovery of license fees obtained as a result of such action by Licensor, whether by judgment, award, decree or settlement and that was proven to be indebted for the use of Products and Processes shall be treated as Net Sales hereunder, with Primagen being entitled to equivalent Licensors attendant royalty as referred to in Article 6 (in other words, Primagen will receive what Pharmasset would otherwise receive if Primagen was to take action and recover fees).

10.3

Cooperation. In any suit, action or proceeding referred to in this Article 10 (regardless of which Party commences or defends), Licensor and its Affiliates shall, at Primagen’ expense, fully cooperate with Primagen and supply all assistance reasonably requested by Primagen carrying on the proceeding, including providing

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Primagen with such witnesses, documents and records and other evidence as may be reasonably requested. Primagen shall keep Licensor informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

10.4	Revocation or Invalidity Actions. Primagen shall have the right to defend, at its own expense, all suits or proceedings seeking to have any of the Technology Rights revoked or declared invalid, unpatentable, unenforceable or not infringed. All costs and expenses (including attorneys’ fees) incurred in such action shall be payable by Primagen defending such action.

ARTICLE 11	CONFIDENTIAL INFORMATION

11.1	Confidentiality. Subject to Section 11.5, during the term of this Agreement, it is contemplated that each Party will disclose to the other Party confidential information and materials which is owned or controlled by the party providing such information and materials or which that party is obligated to maintain in confidence and which is designated by the party providing such information and materials as confidential (such material and information is individually and collectively “Confidential Information”). Each Party shall have the right to refuse to accept the other Party’s Confidential Information. Subject to Section 11.5, each Party agrees to retain the other Party’s Confidential Information in confidence, and to limit disclosure of any such Confidential Information to its officers, directors, employees and permitted assigns on a need to know basis and only if the recipient of the Confidential Information has agreed in writing to maintain confidentiality. Each Party agrees to use the other Party’s Confidential Information only as permitted by this Agreement, and subject to Section 11.5, not to disclose or provide any such Confidential Information to any other person or entity without the prior written consent of the party providing such Confidential Information.

11.2	Exemptions. The obligations of confidentiality and non-use of Section 11.1 will not apply to:

(a)	portions of the Confidential Information rightfully known to the receiving party, without obligation of confidentiality or non-use, prior to disclosure thereof by the disclosing party, as demonstrated by written records of the receiving party;

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(b)	portions of the Confidential Information that become generally available to the public, without restriction and without breach of this Agreement by the receiving party; or

(c)	portions of the Confidential Information that become rightfully available, without obligation of confidentiality or non-use, to the receiving party from others having no obligation to hold such Confidential Information in confidence; or

(d)	based on such Party’s good faith judgment with the advice of counsel, is otherwise required to be disclosed in compliance with applicable legal requirements to a public authority such as, without limitation, the U.S. Food & Drug Administration (FDA), the European Medicines Evaluation Agency (EMEA), or any comparable authority or court of any country having jurisdiction, provided that the Party required to make the disclosure takes reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable prior notice to the other Party.

11.3	Non Disclosure. Except as provided in Section 11.2 and 11.4, neither Party shall disclose any terms or conditions of this Agreement including without limitation their existence, terms, or any disputes relating to them, or any information concerning Technology Rights and Confidential Information to any Third Party without the prior consent of the other Party.

11.4	Permitted Disclosures. A Party may disclose the terms or conditions of this Agreement, (i) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such Party’s activities expressly permitted by this Agreement and ordinary and customary business operations, and (ii) to a Third Party in connection with (w) an equity investment in or loan to such party or other financing, (x) a merger, consolidation, change in control or similar transaction by such Party, (y) the transfer or sale of all or substantially all of the assets of such party, or (z) in connection with the granting of a sublicense under this Agreement. Primagen may provide or disclose Technology Rights and Confidential Information of Licensor to a Third Party for use in a manner that is consistent with the license granted to Primagen, provided that the Third Party agrees to confidentiality provisions which provide at least as much protection to Licensor as those of this Agreement. Licensor may disclose Technology Rights to a Third Party under an obligation of confidentiality subject to the provisions of Section 2.4.

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11.5	The Parties’ obligations under this Article 11 shall terminate five (5) years after the expiration or termination of this Agreement.

ARTICLE 12	REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1	Mutual Representations and Warranties. Each of Licensor and Primagen represents and warrants to the other that:

12.1.1	it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

12.1.2	it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

12.1.3	this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms.

12.2	Licensor’s Representations, Warranties and Covenants. Licensor represents and warrants to and covenants with Primagen that:

12.2.1	it owns all right, title and interest in and to the Technology Rights;

12.2.2	it has not previously granted and, prior to expiration or termination of this Agreement, will not grant any rights in the Technology Rights that conflict with or will be inconsistent with the rights and licenses granted to Primagen herein;

12.2.3	The execution, delivery and performance of this Agreement by Licensor will not conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which Licensor is a party, or by which any of its assets or properties is bound.

12.2.4	as of the Effective Date, it does not own or have rights to patents, patent applications, know how and materials that are useful for the research, development, making, using, importing, exporting or selling of the Products or Processes other than the patent applications listed in Schedule 2 and the Know How and Materials defined in this Agreement;

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12.2.5	it has neither received from nor delivered any written claim to a Third Party, nor has any actual knowledge that any Third Party intends to assert any claim asserting the invalidity, unenforceability or misuse of the Technology Rights;

12.2.6	it has provided or will provide (pursuant to Section 3.1) to Primagen all information and data in its possession and control regarding the safety and efficacy of the Technology Rights.

12.3	Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 12.1 and 12.2, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE. LICENSOR IN PARTICULAR DOES NOT WARRANT THE VALIDITY OF THE LICENSED TECHNOLOGY HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED TECHNOLOGY OR THAT SUCH LICENSED TECHNOLOGY MAY BE EXPLOITED BY PRIMAGEN OR ITS AFFILIATES WITHOUT INFRINGING OTHER PATENTS. PRIMAGEN POSSESSES THE NECESSARY EXPERTISE AND SKILL IN THE TECHNICAL AREAS IN WHICH THE LICENSED TECHNOLOGY IS INVOLVED TO MAKE, AND HAS MADE, ITS OWN EVALUATION OF THE CAPABILITIES, SAFETY, UTILITY, AND COMMERCIAL APPLICATION OF THE LICENSED TECHNOLOGY. ACCORDINGLY. LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY OR COMMERCIAL APPLICATION OF LICENSED TECHNOLOGY.

12.4	Licensor’s Reasonable Efforts. Licensor covenants that with respect to each agreement that is entered into by Licensor or its Affiliate(s) that grants rights to Licensor or its Affiliate(s) with respect to Technology Rights, which rights are potentially usable with respect to Products or Processes by Primagen, Licensor shall use reasonable efforts to secure the right to transfer or license such rights to Primagen.

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ARTICLE 13	INDEMNIFICATION

13.1	Indemnification. Primagen agrees to indemnify and hold harmless Licensor, its directors, officers, employees, Affiliates and agents (individually and collectively, the “Indemnitee”) from and against all losses, liabilities, damages, injuries and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party arising from (a) the research, development, manufacture, use, import, export, marketing or sale under the licenses granted under this Agreement of any Product or utilization of Processes by Primagen, or any of its Affiliates or Sublicensees, or (b) the use by Primagen, or any of its Affiliates or Sublicensees of the Technology Rights.

13.2	Sole Expense. If any such claims or actions are made, the Indemnitee shall be defended at Primagen’s sole expense by counsel selected by Primagen provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing.

13.3	Notification of Claim. The Indemnitee shall notify Primagen promptly of any claim, demand, action or other proceeding under Section 13.1 and shall reasonably cooperate with all reasonable requests of Primagen with respect thereto.

13.4	Exclusions. Primagen’s indemnification under Section 13.1 shall not apply to the extent any loss, liability, damage or expense is attributable to the gross negligence or intentional wrong doing or illegal act of any Indemnitee.

13.5	Settlement. Primagen may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment that is subject to the indemnity of this Article 13. The Indemnitee may not settle any claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding in each case that is indemnified by Primagen without the express written permission of Primagen, which shall not be unreasonably withheld.

ARTICLE 14	TERM AND TERMINATION

14.1

Term of this Agreement. Unless terminated earlier for cause or convenience (as provided in Section 14.3), this Agreement shall become effective as of the Effective Date and shall continue in force and effect until the end of all obligations of Primagen hereunder, or the last to expire Patent Right, whichever is earlier (the

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“Term”), at which time Primagen shall have a fully paid-up, non-cancellable, nonexclusive license under the Technology Rights that are granted during the lifetime of this Agreement.

14.2	Termination for Cause. This Agreement may be terminated upon the occurrence of any of the following:

14.2.1	Bankruptcy. Either Party may terminate this Agreement upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party. All rights and licenses granted under or pursuant to this Agreement by Licensor to Primagen are, and shall irrevocably be deemed to be, “intellectual property” as defined in Section 101(56) of the U.S. Bankruptcy Code. In the event of the commencement of a case by or against either Party under any Chapter of the above mentioned Bankruptcy Code, this Agreement shall be deemed an executory contract and all rights and obligations hereunder, but for that purpose only and without prejudice to Article 16 of this Agreement, shall be determined in accordance with Section 365(n) thereof. Unless a Party rejects this Agreement and the other Party decides not to retain its rights hereunder, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all intellectual property and all embodiments of such intellectual property held by the Party and the Party shall not interfere with the rights of the other Party, which are expressly granted hereunder, to such intellectual property and all embodiments of such intellectual property from another entity.

14.2.2	Material Breach. In the event that either Party commits a breach of any material term or condition of this Agreement and that Party fails to remedy that breach within 60 days after receipt of written notice of that breach from the other Party, the Party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending written notice of termination to the other Party, and such termination shall be effective as of the date of the receipt of such notice.

14.3

Primagen’s Right to Terminate Agreement. Primagen shall have the right to terminate this Agreement and/or the licenses granted thereunder in its entirety or with respect to any one or more countries in the Territory or with respect to one or

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more Technology Rights upon one-hundred and twenty (120) days prior written notice to Licensor. Termination with respect to any one or more countries in the Territory or with respect to one or more Technology Rights will not affect Primagen’s payment obligations under Section 6.1.1 (Patent and Research Recovery Fee payment) or 6.1.4 (Minimum Royalty payment) of this Agreement, except when terminated for the whole Territory or all Technology Rights at which time no more minimum royalties shall become due for any subsequent Accounting Period.

14.4	Selling of Inventory after Termination. Upon any termination of this Agreement, at its option, Primagen shall be entitled to sell any inventory of Products under the licenses granted under this Agreement which remains on hand as of the date of the termination, so long as Primagen pays to Licensor the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

14.5	Position of Sublicensees after Termination. Except for any voluntary termination by Primagen under Section 14.3 hereof, in the event that this Agreement is terminated, and a Sublicense has been granted under this Agreement then this Agreement shall become an agreement between Licensor and any such Sublicensees subject to the Sublicensee(s) agreeing to be bound under this entire Agreement to Primagen. Primagen will acknowledge to such Sublicensees Primagen’s obligations to the Sublicensees) under this Section 14.5.

14.6	Validity of Obligations Matured prior to Termination. Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such expiration or termination.

14.7	Survival. Termination of the Agreement will not affect any rights or obligations of either Party which have accrued prior to termination and are intended by the Parties to survive termination. Without limiting the foregoing, upon termination of this Agreement, the provisions of Article 11 (Confidentiality), 8.2 (bookkeeping by Primagen), Article 13 (Indemnification), 14.1 (License after term), 14.4 (Selling of inventory after termination), 14.5 (Position of Sublicensees after termination), 14.6 (Validity of obligations matured prior to termination), 14.2.1 (Intellectual Property under the Bankruptcy Code), and Article 16 (Applicable Law and Forum) shall survive any expiration or termination of this Agreement.

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ARTICLE 15	NOTICES

15.1	Any notice given under this Agreement shall be in writing and shall be sent by post or fax to the address set out at the start of this Agreement or the fax numbers set out below or to such other address or fax number subsequently notified by the parties to each other in writing.

To Licensor:

Pharmasset Ltd

#2204

2881 Peachtree Road

Atlanta, Georgia 30305

U.S.A.

Facsimile: + 11 678 395 0030 (telephone confirm: +11 678 395 0050)

Attn. Executive Director

With a copy to:

Pharmasset Inc.

1860 Montreal Road

Tucker, Georgia 30084

U.S.A.

Facsimile: + 11 678 395 0030 (telephone confirm: +11 678 395 0050)

Attn. Legal Counsel

To Primagen:

Primagen Holding B.V.

Meibergdreef 59

1105 BA Amsterdam

The Netherlands

Facsimile: +31 20 566 9081 (telephone confirm: +31 20 566 8575)

Attn.: Bob van Gemen, Chief Executive Officer

ARTICLE 16	APPLICABLE LAW AND FORUM

16.1	Dispute Resolution. In the event of a dispute arising out of or connected to this Agreement, a Party may notify the other Parties of the substance of the dispute and of

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its desire to attempt to reach an amicable resolution. In this event, the Parties shall endeavour for a period of 60 days after such notice is given to resolve the dispute through friendly, good faith consultations. If the Parties fail to resolve the dispute through this process within the 60 days, the dispute shall be submitted to and settled by final and binding arbitration in accordance with the Arbitration Rules by one arbitrator appointed in accordance with said Rules detailed hereinafter, to exclude any other venue. If initiated by Licensor, the arbitration shall be in accordance with the Arbitration Rules of the Netherlands Arbitration Institute. The venue of arbitration shall be Amsterdam, the Netherlands, and the substantive laws of the Netherlands will be applicable, exclusive of conflict of laws principles and the United Nations Convention on the International Sale of Goods. If initiated by Primagen, arbitration shall be in accordance with the Arbitration Rules of the American Arbitration Association. The venue will be Atlanta, Georgia, USA and the laws of the State of Georgia will be applicable subject to the same exclusions. The arbitration shall be conducted in English. The Parties shall endeavour to obtain an arbitration ruling as soon as possible. During the arbitration process, the Parties shall continue to perform this Agreement, except to the extent of any portion under dispute and being arbitrated. Except as otherwise may be provided in the arbitration award, the costs of arbitration shall be borne by the losing Party. Judgment upon any award made through arbitration may be entered in any court having jurisdiction, or application made to such court for judicial acceptance of the award and for an order of enforcement, as the case may be.

ARTICLE 17	MISCELLANEOUS

17.1	Entire Agreement. This Agreement, inclusive its schedules and other annexes, contains the entire agreement and cancels and sets aside any prior agreement or commitment or arrangement concerning the subject matter between the Parties.

17.2	No Agency or Partnership. Nothing in this Agreement shall create, evidence or imply any agency, partnership or joint venture between the parties. No party shall act or describe itself as the agent of the other parties nor shall a party have, or represent that it has, any authority to make commitments on behalf of the other.

17.3	No Assignment. This Agreement is personal to the parties, and neither party shall assign, transfer, sub-contract, charge, or otherwise deal in any rights and obligations under this Agreement without the prior written consent of the other party.

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17.4	Assignment and Change of Control. Each Party may assign the rights and obligations under this Agreement in whole, without consent, to an Affiliate or in connection with the transfer or sale of all or substantially all of its business or in the event of a merger, consolidation or change in control provided that such assignment is in connection with a permitted assignment of this Agreement and to the same assignee as to which this Agreement is assigned and is subject to this Agreement, and the assignee assumes in writing and becomes directly obligated to the other Party to perform all of the obligations of assignor under this Agreement.

17.5	Conflicts of Terms. In the event of conflict or inconsistency between the terms and conditions of this Agreement and those of the Stock Option Agreement, with respect to the events referred in Section 17.4, the terms and conditions of the Stock Option Agreement shall supersede.

17.6	Legal Compliance. Primagen shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of products utilizing the licensed technology.

17.7	Patent Marking. Primagen shall mark Products sold in the United States with relevant United States patent numbers. Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such countries.

17.8	Use of Names. Each Party shall obtain the prior written approval of the other Party, to making use of the other Party’s name for any scientific or commercial purpose, except as required by law.

17.9	Publications, Announcements and Press Releases. Licensor will be duly recognized in all publications, announcements and press releases associated with the use or sublicensing of the Technology Rights. Licensor must review all publications, announcements and press releases concerning the Technology Rights prior to submission.

17.10

Force Majeure. Any delays in, or failure of, performance of any Party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the Party affected, including, but not limited to, acts of God, strikes or other work stoppages,

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civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

17.11	Affiliates’ Compliance. Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions relate to, or are intended to relate to, such Affiliates.

17.12	Amendments in Writing. No change shall be made to this Agreement except in writing and signed by the duly authorised representatives of the Parties.

SIGNATURES BEGIN ON NEXT PAGE

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AGREED by the Parties through their duly authorized representatives on the date written at the top of the third page of this Agreement:

Pharmasset, Ltd.	Primagen Holding B.V.

/s/ Martin J. K. Pritchard	/s/ Bob van Gemen
Name: Martin J.K. Pritchard	Name: Dr. Bob van Gemen
Title: Director	Title: Director

Pharmasset, Ltd.

/s/ Raymond F. Schinazi
Name: Dr. Raymond F. Schinazi
Title: Director

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SCHEDULE 1

DEFINITIONS

Accounting Period	means the period for which running royalties are calculated i.e. every period of six months of a calendar year;

Agreement	means the present document and all schedules and annexes attached thereto or referred to herein;

Affiliate	means any corporation, partnership or other entity that controls, is controlled by, or is under common control of, a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns, directly or indirectly, more than 50% of the voting or equity rights of the other corporation or entity. In the case of any other legal entity, ownership and/or control shall exist through the ability to directly or indirectly control the management and/or business of the legal entity;

Authorized Purpose	means Licensor’s rights to utilize and practice the Technology Rights for the limited purpose of its Core Business as provided in Section 2.4;

Background Patents	means all patents owned and/or controlled by the named Party and existing prior to the Effective Date of this Agreement or resulting from activities outside and independently from the framework of this Agreement, other than the Patent Rights (defined herein);

Consideration	means upfront payments (including license fees), royalties, milestone payments, issue fees, and any other receipt of value related to the sublicense of all or any of the Technology Rights.

Effective Date	means the date of this Agreement as set out at the top of the second page of this Agreement;

Confidential Information	means all information and materials received by either Party from the other Party prior to the date hereof or pursuant to this Agreement, whether in the form of tangible or electronic media, oral disclosures or otherwise, as further defined in Section 11.1;

Core Business	means the core business of Licensor i.e. antiviral and anticancer drug discovery, development, and commercialization;

Disclosure	means theses, articles, seminars and other written or oral presentations or disclosures containing or referring to Confidential Information disclosed to persons other than bound by the confidentiality and publication provisions of this Agreement;

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First Commercial Sale	means the first sale (other than for research or clinical trial purposes for development) of a Product or Process to a Third Party by Primagen or any of its Affiliates or Sublicensees;

Improvements	means all patentable and non-patentable inventions, discoveries, technology and information of any type whatsoever, including without limitation, Materials, methods, mechanisms of action, processes, technical information, knowledge, experience and Know How which are made, licensed to or acquired by Primagen or its Affiliates or Sublicensees during the term of this Agreement related to the Technology Rights, having an effect on Products or Processes and which:

• utilize;

• incorporate;

• are derived from the Patent Rights;

• are based on the Patent Rights;

• could not be conceived, developed; or reduced to practice but for the use of the Patent Rights; or

• are necessary or useful in connection with the research, development, manufacture, marketing, sale, use, commercialization and/or distribution of the Products or Processes;

Know how	means the information, inventions and data (including, but not limited to, formulae, procedures, processes, protocols, techniques and results of experimentation and testing) concerning the Technology Rights owned or licensed by Licensor or any of its Affiliates as of the Effective Date or at any time during the term of this Agreement and that are useful for the research and/or development and/or manufacture and/or use of the Product or Processes, excluding Patent Rights therein;

Material	means any and all materials, compositions, products and biologicals owned or licensed by Licensor or any of its Affiliates as of the Effective Date or at any time during the term of this Agreement and that are useful for the research and/or development and/or manufacture and/or use of the Product or Process, and any and all intellectual property rights therein, excluding Patent Rights.

Net Sales	means, with respect to any royalty bearing Product and Process, the gross amount invoiced on account of the First Commercial Sale of royalty bearing Product and Process by Primagen or its Affiliates or its Sublicensees, to Third Parties, less the following (i) actual credits, allowances, discounts and rebates to, and chargebacks from the account of, such Third Parties (including without limitation Third Party distributors and wholesalers) for defective, spoiled, damaged, out-dated, rejected or returned royalty bearing Product and Process; (ii) actual Federal, State, or local

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government rebates for royalty bearing Product and Process; (iii) actual freight and insurance costs incurred in transporting such royalty bearing Product and Process to such Third Parties; (iv) actual cash, quantity and trade discounts; (v) actual sales, use and value-added taxes and other consumption taxes or governmental charges incurred in connection with the exportation or importation of such royalty bearing Product and Process; (vi) any out of pocket costs for collection and securing of invoiced amounts, and (vi) a reasonable allowance for bad debt, all in accordance with Generally Accepted Accounting Principles in the Netherlands. For purposes of determining Net Sales, a sale shall have occurred when recognized in accordance with Primagen’s or its Affiliate’s or its Sublicensee´s, as the case may be, normal accounting practice and consistent with Generally Accepted Accounting Principles in the Netherlands. Sales of royalty bearing Product and Process by Primagen to any Affiliate that is a reseller thereof shall be excluded, and only the subsequent sale of such royalty bearing Product and Process by the Affiliate to a Third Party shall be deemed Net Sales hereunder.

Patent Rights	means (i) the Patents listed in Schedule 2 and (ii) any Patents based on any of the Patents of Appendix A, and (iii) any other Patents that would be infringed by or useful for the manufacture, use, sale, offer for sale or import of a Product or Process and that are owned by Licensor or any of its Affiliates, as of the Effective Date or at any time during the term of this Agreement and (iv) any Patents that would be infringed by or useful for the manufacture, use, sale, offer for sale or import of a Product or Process and that are licensed to Licensor as of the Effective Date or at any time during the term of this Agreement. Patents Rights will include any reissues, confirmations, renewals, extensions, counterparts, divisions, continuations, continuations-in-part, supplemental protection certificates or utility models relating to the patents or patent applications described or referred to herein. It is expressly understood that Patent Rights exclude Primagen Background Patents and Improvements;

Products	mean any composition(s), compound(s), product(s), apparatus or Material(s) of which its research, development, manufacture, use, sale, supply or other disposition is covered by, incorporates or utilizes the Technology Rights and which could not be conceived, developed or reduced to practice but for the use of the Technology Rights;

Processes	mean any process of which its research, development, manufacture, use, sale, supply, service testing or other disposition is covered by, incorporates or utilizes the Technology Rights;

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Sublicensees	means any non-Affiliate that pursuant to a sublicense agreement is granted a sublicense by Primagen under the licenses granted by this Agreement;

Technology Rights	means one or more of Materials, Know How and Patent Rights;

Valid Patent Claim	means a claim of an issued and unexpired patent or patent application included within Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. If there should be two or more decisions within the same country that are conflicting with respect to the invalidity of the same claim, the decision of the highest tribunal shall thereafter control. However, should the tribunals be of equal authority, then the decision or decisions holding the claim valid shall prevail where the conflicting decisions are equal in number and the majority of decisions shall prevail where the conflicting decisions are not equal in number;

Term	means the date of April 1st 2003, as referred in Section 14.1

Territory	means all countries of the world;

Third Party	means a person or entity other than Licensor or Primagen or any of their respective Affiliate.

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SCHEDULE 2

PATENT APPLICATION(S)

Pharmasset, Ltd.’s patent application, now published as WO 02/33128 and entitled, “Simultaneous quantification of nucleic acids in diseased cells,” and all divisionals, continuations, continuations-in-part, reissues, substitutions, confirmations, updates, registrations, revalidations, reexaminations, renewals, extensions or the like of any such patents and patent applications, to the extent that they relate to the mitochondrial toxicity technology.

Pharmasset is currently, with Primagen’s agreement, filing “national phase” applications in the European Patent Office, Canada, Australia, New Zealand, Japan, and pursuing its application in the United States.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

SCHEDULE 3

PARAMETERS TO MEASURE EFFORTS

(i) expended [***] Euros for research and/or development and/or production of a Product in the applicable calendar year;

(ii) is manufacturing Product for a clinical trial under an approved IND or equivalent;

(iii) is in a Phase I trial with respect to a Product;

(iv) is in a Phase II trial with respect to a Product;

(v) is in a Phase III trial with respect to a Product;

(vi) prepared documents for filing a Biologics License Application and/or a 510(k)/PMA (or its equivalent) in the United States, Europe or Japan with respect to a Product;

(vii) filed a Biologics License Application (or its equivalent) in the United States, Europe or Japan for a Product;

(viii) pursuing a filed Biologics License Application (or its equivalent) in the United States, Europe or Japan for a Product;

(ix) received approval of a Biologics License Application (or its equivalent) for a Product in the United States, Japan or Europe;

(x) a Product is launched or is being sold in the United States or Japan or Europe

(xi) one or more of the events described in Section 6.2 and 17.4 have occurred

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

SCHEDULE 4

ROYALTIES

Royalties on sale of Kits or equivalent, and/or test reagents used in Service Testing (scale up and/or bulk components) (“Products”) via Primagen or its Affiliates shall be as follows:

•	Net Sales between US $ 0 and [***]: [***]%

•	Net Sales between US $ [***] and [***]: [***]%

•	Net Sales exceeding US $ [***]: [***]%

Royalties to be paid concerning Service Testing will be based on the “kit” equivalents (100 Tests equivalent to 1 Kit).

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SCHEDULE 5 –	Stock Option Agreement

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April 24, 2003

AGREEMENT

between

PHARMASSET, LTD.

(“Optionee”)

and

PRIMAGEN HOLDING B.V.

(“Primagen” or the “Company”)

OPTION TO SUBSCRIBE

TO PRIMAGEN COMMON SHARES

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This Agreement is made the 24th day of April 2003 by and between:

1.	PHARMASSET LTD, a Barbados International Business Company with US research laboratories located at 1860 Montreal Road, Tucker, Georgia 30084, U.S.A. (“Optionee”);

and

2.	PRIMAGEN HOLDING B.V., a limited liability company incorporated and existing under the laws of the Netherlands, having its registered office at Meibergdreef 59, 1105 BA Amsterdam (“Primagen” or the “Company”);

The parties hereto referred to individually as “Party” and collectively as the “Parties”

WHEREAS:

(a)	As of the date hereof, an exclusive patent and know how license agreement (the “License Agreement”) has been entered into by and between the Parties concerning certain technology rights as defined in the License Agreement (the “Technology Rights”);

(b)	As partial consideration for the licenses granted under the License Agreement, a non-cash consideration has been agreed between the parties in the form of a stock option grant. In this respect, article 6.2 of the Licence Agreement reads:

6.2	Non-cash Consideration: Stock option. In consideration of the rights granted herein to Primagen, upon execution of this Agreement, Primagen shall grant Pharmasset an option to acquire a certain number of shares of the common stock of Primagen subject to the terms and conditions laid down in the Stock Option Agreement enclosed in Schedule 5 (the “Stock Option Agreement”).

(c)	The Parties wish to enter into this agreement (the “Agreement”) in order to govern their respective obligations towards each other, not only in regard to certain specific obligations of Optionee relating to the exercise of the option granted herein but also in regards of certain obligations of Optionee relating the shares to be acquired following such exercise.

(d)	The Parties hereto accept the respective obligations imposed upon them under the terms of this Agreement and, accordingly, shall execute this Agreement in evidence thereof.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

NOW THEREFORE IT IS AGREED as follows:

ARTICLE 1 OPTION TO PHARMASSET

1.1		Grant of Option. Primagen hereby grants to Optionee the right (the “Option”) and Optionee accepts such right, to subscribe for [***] ([***]) common shares (the “Shares”), each share with a nominal value of € 0,01 (one eurocent) and having an exercise price as specified in Article 3.1, in the capital of the Company, subject to the terms and conditions described in this Agreement.

ARTICLE 2 EXERCISE OF OPTION

2.1		Right to exercise. The Option shall be exercisable only upon the (forthcoming) occurrence of one of the seven events described in article 2.1.1 (the “Triggering Events”), subject to the terms and conditions of this Agreement.

	2.1.1	Triggering Events. For the purpose of this Agreement, a Triggering Event means:

(i) The sale (i) of more then fifty percent (50%) of the issued and outstanding common share capital of the Company as of the date of such (anticipated) sale or (ii) of all (or substantially all) of the business, assets and liabilities of the Company (the “Sale”).

(ii) The effective admission and listing of more than fifty percent (50%) of the issued and outstanding common share capital of the Company to the official list of any recognized stock exchange (a “Stock Exchange Listing”), however to exclude any new shares issued or treasury shares listed in connection with a Stock

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Exchange Listing to raise new capital. (Pharmasset may opt to keep options after this triggering event and exercise anytime thereafter)

	(iii)	Primagen’s receipt of Optionee’s notice of termination of the Licence Agreement pursuant to its article 5.3, such notice remaining uncontested for a period of one month following receipt thereof, or, when contested in accordance of article 5.4 of the License Agreement, Primagens’s receipt of a signed settlement or final and binding arbitration ruling permitting said termination as provided in article 5.4 of the License Agreement (the “License Termination”);

	(iv)	Change of control of Pharmasset, provided the Option is exercised within 30 calendar days after such change of control;

	(v)	At Primagen’s request upon Pharmasset approval;

	(vi)	At Pharmasset’s request upon Primagen approval;

	(vii)	Anytime between January 1 2009 and December 31, 2009.

2.2	Exercise in whole. The Option may be exercised by Optionee, in whole and for all of the Shares, but not in part or for less than all of the Shares, without the prior written consent of the Company.

2.3	Notification of Triggering Event. Primagen shall notify Optionee promptly in writing of the anticipated occurrence of a Sale or a Stock Exchange Listing, it being understood that the giving of such notice by Primagen shall not be a condition to the right of Optionee to exercise the Option.

2.4	Method of Exercise. The Option shall be exercisable by written notice (the “Option Notice”) of Optionee to the Company, which shall state the election to exercise the Option.

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2.5		Exercise Period. The period during which the Option may be exercised is:

	(i)	In case of a Sale: fourteen calendar days prior to the effective date relating to a Sale of Primagen.

	(ii)	In case of a Stock Exchange Listing: fourteen calendar days prior to the effective date relating to a Stock Exchange Listing, or, if permitted by the applicable stock exchange having accepted such listing, anytime after fourteen calendar days after a Stock Exchange Listing.

	(iii)	In case of a License Termination: fourteen calendar days following the final and binding date of termination of the License Agreement.

2.6		Lapse. If the Option is not exercised during the Exercise Period, the Option shall immediately terminate upon the elapse of the Exercise Period.

2.7		Adjustments upon changes in capitalization. In the event of any change in the number of issued and outstanding shares of the common stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Optionee’s rights and privileges under this Agreement, the number and kind of the shares and the consideration payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Optionee its rights and privileges under this Agreement.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

2.8	Confidentiality. Optionee shall at all times (and shall procure that any person connected with Optionee shall at all times) keep all information relating to a Triggering Event secret and strictly confidential.

ARTICLE 3 EXERCISE PRICE

3.1	Exercise Price. The subscription purchase price to be paid for the Shares by Optionee to Primagen shall be [***] ([***]) per share, and as a result the aggregate subscription price (the “Exercise Price”) shall be ([***] x [***]) [***] ([***]).

3.2	Payment. Optionee shall pay the Exercise Price in cash (in Euro), in immediately available funds by wire transfer to (i) a bank account designated in writing by Primagen at the Closing, or (ii) the trusted third party account (kwaliteitstrekening) of the notary elected pursuant to article 4.2 (the “Trust”), held by the Trust as trustee for Optionee. Immediately after the Issuance of the Shares to Optionee as set out in article 4.2, the Trust shall hold same amount as trustee for Primagen and the Optionee shall be deemed to have paid Primagen.

ARTICLE 4 ISSUANCE OF SHARES

4.1	Conditions Precedent to Issue. Notwithstanding the exercise of the Option, no shares will be issued to Optionee unless Optionee, before or simultaneously with the Issue, shall have unconditionally and irrevocably signed (i) the Deed of Adherence as described in art 5.2 of this Agreement and (ii) a proxy constituting and appointing Biotech Development Group B.V. (“BDG”) or any party designated by BDG as its attorney in accordance with Dutch law, with full

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power of substitution and resubstitution, to (a) cause the Shares to be counted as present at any Company Stockholders’ Meeting, (b) vote its shares at any Company Stockholders’ Meeting, however called, and (c) execute consents in respect of the Shares (the “Voting Proxy”). Should Optionee fail to sign the Deed of Adherence and/or to issue the Voting Proxy within one month following the Option Notice, this Agreement shall automatically terminate, without the right of Optionee to claim any damages or compensation.

4.2	Deed and Date of Issuance. Subject to the provisions of this Agreement, the issuance of the Shares (the “Issuance”) to the Optionee shall be executed, without undue delay following the date of Primagen’s receipt of the Option Notice, by means of a deed of issue to be passed before a Dutch civil-law notary designated by Primagen. The exact date of issuance of the Shares to be issued in connection with the Option shall be designated by the Company at its sole discretion, provided that Optionee shall timely become the holder of the Shares and the rights related thereto.

4.3	No Liens. Primagen represents and warrants to Optionee that on the occasion of the Issuance, the Shares will be issued by the Company free from pledges, liens, charges and any other encumbrances, including but not limited to option rights of third parties, other then those created by this Agreement.

4.4	Sufficient Authorised Capital. So long as the Option pursuant to this Agreement remains exercisable (or may become exercisable), save with the prior written consent of Optionee, the Company shall keep available sufficient authorised but unissued capital or treasury shares to satisfy the subscription rights at set forth in this Agreement, after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of common stock from Primagen.

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4.5	Rights of first refusal: waiver. According to mandatory Dutch law and the Articles of Association of the Company (the “Articles of Association”), the shareholders of the Company as of the date hereof (the “Current Shareholders”), proportional to their shareholding, have a right of first refusal (“Right of First Refusal”) with respect to any rights to acquire Shares newly issued, such rights however having been waived by the Current Shareholders according to the statement attached to this Agreement as Appendix 1.

4.6	Costs. The notarial costs and expenses in relation to the Issue shall be borne by the Company.

ARTICLE 5 DRAG ALONG AND ADHERENCE TO EXISTING SHAREHOLDERS ARRANGEMENTS

5.1	Sale and Drag Along. Regardless of the other provisions of this Article 5 Optionee unconditionally covenants and warrants that, in the event a party, or a consortium of parties (the “Offeror”) make(s) a bona fide offer to acquire all of (but not less than) the Company’s outstanding Shares and the simple majority of the meeting of shareholders of the Company (the “Accepting Shareholders”) find(s) such take-over bid (the “Take-Over Bid”) acceptable and resolves to accept the Take-Over Bid, Optionee shall be obliged, if so requested by the Offeror or a party authorised by the same, on a fifteen days notice by or on behalf of the Accepting Shareholders (the “Take-Over Notice”) to Optionee, to sell and transfer its Shares to the Offeror, pursuant to the terms specified in the Take-Over Bid, for the amount set forth in the Take-Over Bid and provided that the terms and conditions of the Take-Over Bid shall be substantially identical for all Shareholders. Optionee shall in such case not be required to make any representations or warranties in connection with any sale of its shares pursuant to this article 5.1,

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other than customary representations relating to (i) the ownership, free and clear of liens, of the Shares being transferred and (ii) the due authorization and enforceability of the documents relating to such sale and transfer.

5.2	Adherence to existing shareholders arrangements: Deed of Adherence. Before the Issuance, the Optionee shall sign and execute a written statement (“Deed of Adherence”) confirming that it has been given and read a copy of the prevailing shareholders agreements(s) as of the date of the Issuance. By way that Deed of Adherence, Optionee shall further, unconditionally and irrevocably, covenant with each of the other shareholders of Primagen to perform and be bound by all the terms of said shareholders agreement(s), as if the Optionee were a Shareholder who is party to the Shareholders Agreement.

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ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1		Mutual Representations and Warranties. Each of Optionee and Primagen represents and warrants to the other that:

	6.1.1	it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

	6.1.2	it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

	6.1.3	this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor’s rights; and

	6.1.4	The execution and delivery of this Agreement and related documents to which such Party is a Party and the consummation of the transactions contemplated hereby and thereby do not: (a) require any material consent, authorization or other action of, or any filing with any governmental authority or any other person (b) violate or conflict with any provision of such Party’s articles of association or other governing documents (c) constitute a default under, conflict with, violate, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under any law, permit or order to which such Party is or hereafter may be a Party or by which it or its properties are or hereafter may be bound or (d) result in any lien on any property or assets of such Party.

	6.1.5	There is no action pending, or to the best of the knowledge of such Party, threatened against such Party that could reasonably be expected to affect the transactions contemplated by this Agreement or the related documents.

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6.2	Reasonable Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as the other Party may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement. Unless the Party is required to execute such instruments or take such actions pursuant to this Agreement, the Party performing such matters will be entitled to recover from the other Party its out-of-pocket costs and expenses.

ARTICLE 7 OTHER PROVISIONS

7.1	Entire agreement. This Agreement, inclusive its schedules and other annexes, contains the entire agreement and cancels and sets aside any prior agreement or commitment or arrangement concerning the subject matter between the Parties.

7.2	No waiver. No delay or omission on the part of any Party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

7.3	Partial invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to

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be replaced by a provision that is considered to be valid and enforceable and which interpretation shall be as close as possible to the intent of the invalid provision.

7.4	No amendment. No amendment to this Agreement shall be valid or effective unless in writing and executed by each Party.

7.5

Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Optionee, to:

Pharmasset, Ltd.

#2204

2881 Peachtree Road

Atlanta, Georgia 30305, U.S.A.

Facsimile: +11 678 395 0030 (telephone confirm: +11 678 395 0050)

Attn.: Executive Director

With a copy to:

Pharmasset, Inc.

1860 Montreal Road

Tucker

Georgia 30084, U.S.A.

Facsimile: +11 678 395 0030 (telephone confirm: +11 678 395 0050)

Attn.: Legal Counsel

If to Primagen, to:

Primagen Holding B.V.

Meibergdreef 59

1105 BA Amsterdam

The Netherlands

Facsimile: +31 20 566 9081 (telephone confirm: +31 20 566 8575)

Attn.: Bob van Gemen, Chief Executive Officer

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or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7.5 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 7.5.

7.6	Assignment. No party shall, unless permitted explicitly in writing by the other party, assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

7.7	Confidentiality. Except as otherwise expressly provided in this Agreement, neither Party shall disclose any terms or conditions of this Agreement including without limitation their existence, terms, or any disputes relating to them, or any information concerning the Option to any third Party without the prior consent of the other Party.

7.8	Public Announcement. Optionee and Primagen will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing Agreement with any national securities exchange, may be issued prior to such consultation, if the Party making the release or statement has used its reasonable efforts to consult with the other Party.

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7.9	Applicable Law. This Agreement shall be exclusively governed by and construed and enforced in accordance with the substantive laws of The Netherlands.

Dispute Resolution. Any dispute arising out of or in connection with this agreement shall be exclusively settled as defined in Article 16, part 1 of the License Agreement.

7.10	Amendments in writing. No change shall be made to this Agreement except in writing and signed by the duly authorised representatives of the Parties.

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IN WITNESS WHEREOF this agreement has been signed and executed in Amsterdam on the day and year first above written.

	Pharmasset, Ltd.		Primagen Holding B.V.

/s/ Martin J.K. Pritchard		/s/ Bob van Gemen
Name:	Martin J.K. Pritchard	Name:	Dr. Bob van Gemen
Title:	Director	Title:	Chief Executive Officer

Pharmasset, Ltd.

/s/ Raymond F. Schinazi
Name:	Dr. Raymond F. Schinazi
Title:	Director

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